Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Current Report on Form 8-K/A of our report dated January 12, 2017, with respect to our audit of the financial statements of Lavante, Inc., which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

/s/ Armanino LLP

Armanino LLP

San Jose, California

January 12, 2017